Exhibit 10.34

AMENDMENT TO THE RESTRICTED STOCK UNIT AWARD
UNDER THE FOSSIL GROUP, INC. 2008 LONG-TERM INCENTIVE PLAN

This AMENDMENT TO THE RESTRICTED STOCK UNIT AWARD (this “Amendment”), dated as of ________________, is made and entered into by Fossil Group, Inc., a Delaware corporation (the “Company”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Fossil Group, Inc. 2008 Long-Term Incentive Plan (the “Plan”) and the Restricted Stock Unit Award granted to __________________ (the “Participant”) on __________________ (the “Award”).

WITNESSETH:

WHEREAS, Section 15 of the Award authorizes the amendment of the Award by a writing executed by the Participant and the Company; and

WHEREAS, the Participant and the Company desire to amend the Award to permit continued vesting of the Restricted Stock Units granted thereunder in accordance with the terms of that certain Executive Severance Agreement entered into by and between the Participant and the Company (the “Severance Agreement”) upon the Participant’s “Termination of Service” without “Cause” or for “Good Reason” (as each term is defined in the Severance Agreement).

NOW, THEREFORE, effective as of ________________ (the “Effective Date”) and pursuant to Section 15 of the Award, in consideration of the mutual promises, conditions, and covenants contained herein and in the Award and the Severance Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree to amend the Award as follows:

1.    Section 2 of the Award is amended by deleting the second paragraph of said Section in its entirety and substituting in lieu thereof the following:

Notwithstanding the vesting conditions set forth in the Notice of Grant, in the event the Participant incurs a Termination of Service (as such term is defined in that certain Executive Severance Agreement by and between the Company and the Participant (the “Severance Agreement”)) without Cause (as defined in the Severance Agreement) or for Good Reason (as defined in the Severance Agreement) prior to a Change in Control, then for the eighteen (18) month period immediately following such Termination of Service (the “RSU Vesting Continuation Period”), the then-outstanding Restricted Stock Units shall continue to vest, and shall be electronically converted into shares of Common Stock on the Vesting Date, subject to and based upon the achievement of the performance goals and vesting schedule set forth in the Notice of Grant, to the same extent such Restricted Stock Units would have otherwise vested had the Participant remained employed during such period, and, on the last day of the RSU Vesting Continuation Period, a pro rata portion of the Restricted Stock Units that would have vested on the Vesting Date immediately following such date shall vest and be electronically converted into shares of Common Stock, based on the number of whole or partial calendar months between the immediately prior vesting date, and the last day of the RSU Vesting Continuation Period, provided, however, if such Termination of Service occurs in connection with or following a Change in Control, the RSU Vesting Continuation Period shall be twenty-four (24) months instead of eighteen (18) months.
2.    Section 4 of the Award is amended by replacing each instance of the term “Retirement Date” in Section 4 with the term “Termination of Service”.

3.    Except as expressly amended by this Amendment, the Award shall continue in full force and effect in accordance with the provisions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Participant have executed, or caused to be executed, this Amendment to be effective as of the Effective Date.

FOSSIL GROUP, INC.

By:

Name:

Title:

PARTICIPANT

Printed Name: